UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 10, 2005

ACUSPHERE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50405	04-3208947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Arsenal Street, Watertown, Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 648-8800

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Management Incentive Compensation Plan

On March 10, 2005, the Compensation Committee of the Board of Directors of Acusphere, Inc. (the “Company”) adopted a Management Incentive Compensation Plan (the “Plan”).  The Plan governs awards of cash bonus compensation to be paid to senior management, including each executive officer of the Company, for performance during fiscal year 2005 and thereafter.  The Plan sets forth the minimum Company achievement level necessary for participants to receive a bonus and the bonus potential for each participant.  The Company achievement level is based on the Company’s achievement of specific corporate goals (“Corporate Goals”), weighted based on relative importance.  Each participant’s actual bonus amount is determined based on the percentage of individual goals achieved by that participant (“Individual Goals”).  A copy of the Plan is set forth as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On March 10, 2005, the Compensation Committee approved the Corporate Goals and Individual Goals with respect to each participant for fiscal year 2005.  The Corporate Goals include performance targets relating to clinical enrollment, manufacturing, strategic alliances and financing.   The Individual Goals of the Chief Executive Officer are the same as the Corporate Goals.  The Individual Goals of each other participant are specifically tailored to the participant.  These Individual Goals include targets relating to clinical, development, manufacturing, financing and other operational objectives which are intended to be consistent with or in support of, the Corporate Goals.

The Plan is administered by the Compensation Committee, which in its sole discretion will determine whether any prescribed goals have been achieved.  The Compensation Committee may also elect to award bonus payments in amounts smaller than or greater than the target bonus amounts that would otherwise be suggested by the Plan, in its sole discretion.  The Plan may be cancelled, altered or amended by the Compensation Committee at any time.

Non-employee Director Compensation Program

On March 10, 2005, the Company’s Board of Directors revised its non-employee director compensation program in order to provide for additional stock-based compensation to the Presiding Director and to Chairpersons of committees of the Company’s Board of Directors.

As amended, the Company’s non-employee director compensation program is as follows:

Non-employee directors receive an annual retainer for board membership of $20,000 and an annual retainer for each committee membership of $2,500, in each case payable quarterly. Annual retainer payments are pro-rated based on days of service in the event a non-employee director joins or leaves the Board of Directors during any calendar year.  Non-employee directors also receive a fee of $1,000 for each board or committee meeting attended in person and a fee of $600 for each board or committee meeting attended via telephone conference call, provided that the cumulative amount of such meeting fees shall not exceed $1,000 per day. Non-employee directors may elect to receive their annual retainer in the form of cash or shares of the Company’s common stock with any such issuances of common stock based on the closing price of the common stock on the Nasdaq National Market on the date of issuance (i.e., on the date of each quarterly payment).

In addition, each non-employee director who serves on the audit committee will receive on an annual basis an option to purchase 15,000 shares of the Company’s common stock and each other non-employee director will receive on an annual basis an option to purchase 10,000 shares of the Company’s common stock, in each case effective immediately following the annual meeting of stockholders. These options will vest in equal monthly installments over a one year period based on continued service to the Company.  Upon their initial election or appointment to the Board of Directors, non-employee directors receive an option to purchase 25,000 shares of the Company’s common stock, subject to vesting in equal monthly installments over a four year period based on continued service to the Company.  Commencing in 2005, each of the Chairpersons of the Compensation, Nominating and Corporate Governance and Audit Committees will also receive on an annual basis an option to purchase 2,500, 2,500 and 5,000 shares of the Company’s common stock, respectively, and the Presiding Director of the Board of Directors will also receive on an annual basis an option to purchase 7,500 shares of the Company’s common stock, in each case effective immediately following the annual meeting of stockholders.  These options will vest in equal monthly installments over a one year period based on continued service to the Company.

All directors will be reimbursed for out-of-pocket expenses incurred on the Company’s behalf, and all of the directors are eligible to participate in the 2003 Stock Option and Incentive Plan on an ad hoc basis from time to time at the discretion of the Board of Directors.

Item 9.01                                             Financial Statements and Exhibits.

The following exhibit is furnished as part of this report, where indicated:

(c)  Exhibits.

Exhibit No.	Description

10.1	Acusphere, Inc. Management Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSPHERE, INC.

Dated: March 16, 2005	By:	/s/ John F. Thero
		Name:	John F. Thero
		Title:	Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Acusphere, Inc. Management Incentive Compensation Plan